Exhibit 99.1

July 10, 2015

Dear Axion Shareholders:

The last couple of months have been filled with positive events for your Company and I would like to provide a brief update.

First, a word of thanks to all who provided positive votes for the reverse split of the Company's common equity and for election of directors. The reverse split has been decided at a 35:1 ratio and should allow a trading level consistent with NASDAQ regulations. Also, a note of thanks to the B warrants holders who agreed to a fixed lower limit of $.10/share on their conversions. Both of these actions help the Company to move ahead and achieve its strategic plan.

The Company was pleased to convene its annual meeting at the Greenridge manufacturing site on June 17, 2015. This is the site where the Company will install equipment for its future generations of carbon electrode production and the site where current carbon electrode products are made. Important presentations made at the meeting included a financial update, comments regarding the Company's recent history and transition to a startup mode of thinking, and a collaborative outreach to best achieve commercialization, and a presentation of the general marketing plan ahead. These presentations are posted on the Company website.

On June 15, 2015 we were most pleased to announce a binding letter of intent with LCB, a China-based investment group, detailing a major transaction involving a license agreement for business in China and Taiwan , an equity investment by LCB and a significant convertible loan to enable the installation of equipment for the production of electrodes via our Gen IV technology. This funding will also allow additional research for further advancing the Company's proprietary PbC® technology. This is a significant event for the Company and a partnership with much promise. We are in the 60-day negotiating period to finalize agreements noted in the binding letter of intent. LCB has paid the earnest fee and negotiations are in progress.

Finally, and in keeping with the Company's desire to have more control of its commercial opportunities, a lease option has been agreed for a Pennsylvania industrial site where a 12MW frequency regulation unit might be installed. With the site option in hand, the Company will, in the third quarter of 2015, seek approval for 2MW and 10MW projects with the former hopefully on a fast track. The Company can design, build and operate units based on the learnings from its Power Cube work. Financial partners will be invited to participate once the approvals are received.

We believe that the recent accomplishments provide tangible evidence that the Company is indeed on a more effective commercial pathway. A pathway that recognizes the need for partners, for better targeting of commercial opportunities and a realization that the Company must actively develop systems and product modifications to better serve certain high opportunity markets.

While the Board assesses future organization staffing and executive recruiting, Axion's employees, management and board are allied in a very focused team effort to achieve the Company's strategy and objectives.

Sincerely yours,
/s/ Donald Farley

Don Farley
Chairman

3601 Clover Lane ● New Castle, Pa 16105 ● Tel: 724.654.9300 ● Fax: 724.654.3300 ● Toll Free: 877.324.9300

www.axionpower.com